Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

July 16, 2015

CONTACT: Tom Fitzgerald

703-903-2476

LANCE F. DRUMMOND ELECTED TO FREDDIE MAC BOARD OF DIRECTORS

MCLEAN, VA-- Freddie Mac (OTCQB: FMCC) today announced that Lance F. Drummond was elected as a director on the company’s board. Drummond, age 60, is a senior business leader with extensive experience specializing in business transforming strategy development and execution, operations, technology and process re-engineering.

“We are very pleased that Lance is joining the Freddie Mac Board of Directors,” said Christopher S. Lynch, Freddie Mac’s non-executive chairman. “He is a proven and experienced executive who has held leadership positions in several prominent financial institutions. His expertise should be instrumental in helping the Board and Freddie Mac during an important time for the mortgage industry and the nation.”

Drummond served as executive vice president, operations and technology for TD Canada Trust from 2011 to 2014. Prior to joining TD, he was executive vice president of human resources and shared services at Fiserv Inc. from 2009 to 2011. Before joining Fiserv he was senior vice president and supply chain executive, service and fulfillment executive for global technology and operations and eCommerce and ATM executive at Bank of America from 2002 to 2008. He began his career at Eastman Kodak Company, where he held several senior positions, rising to become chief operating officer and corporate vice president, Kodak Professional Division.

Drummond earned a master of science degree in industrial management from Massachusetts Institute of Technology’s Sloan Business School, an MBA from University of Rochester’s Simon Business School and a bachelor of science degree from Boston University’s Questrom School of Management.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Today Freddie Mac is making home possible for one in four home borrowers and is one of the largest sources of financing for multifamily housing. Additional information is available at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

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